Exhibit 10.72
AGREEMENT
     AGREEMENT (this “Agreement”) dated as of September 30, 2007 (the “Effective Date”), by and between SYNTAX-BRILLIAN CORPORATION, a Delaware corporation (the “Company”), and VINCENT F. SOLLITTO, JR. (“Sollitto”).
RECITALS
     A. Sollitto is employed under an employment agreement (the “Employment Agreement”).
     B. On September 30, 2007, the Board of Directors appointed Sollitto as Executive Chairman of the Board of Directors of the Company.
     C. The Company and Sollitto desire to confirm the terms and conditions of the engagement of Sollitto as Executive Chairman of the Board of Directors.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:
     1. Duties.
          (a) Engagement. The Company hereby engages Sollitto, and Sollitto hereby agrees to act, as the Executive Chairman of the Board of Directors of the Company. As such, Sollitto shall have responsibilities, duties, and authority reasonably accorded to, expected of, and consistent with Sollitto’s position. Sollitto hereby accepts this engagement upon the terms and conditions herein contained. Sollitto shall provide such services to the Company’s subsidiaries as may be requested from time to time by the Board of Directors without additional compensation.
          (b) Policies. Sollitto shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.
     2. Compensation. For all services rendered by Sollitto, the Company shall compensate Sollitto as follows:
          (a) Base Salary. Effective on the Effective Date, the base salary payable to Sollitto shall be $340,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly.
          (b) Stock Options. All stock options held by Sollitto shall vest on the date of this Agreement and shall remain in full force and effect during the term of Sollitto’s engagement under this Agreement.

          (c) Perquisites, Benefits, and Other Compensation. Sollitto shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:
               (i) Insurance Coverage. Payment of all premiums for coverage for Sollitto and Sollitto’s dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company may have in effect from time to time, with the benefits provided to Sollitto to be on terms no less favorable than the benefits provided to other Company executive officers but with any generally applicable limitations, such as co-payment provisions.
               (ii) Reimbursement for Expenses. Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Sollitto in the performance of Sollitto’s services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Sollitto upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.
               (iii) Vacation. Paid vacation in accordance with the applicable policy of the Company as in effect from time to time for senior executives, but in no event shall Sollitto be entitled to less than two weeks paid vacation per year.
               (iv) Other Perquisites. The Company shall provide Sollitto with other executive perquisites as may be made available to or deemed appropriate for Sollitto by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership
     3. Non-Competition Agreement.
          (a) Non-Competition. Notwithstanding the provisions of California law, including, without limitation, Bus. & Prof. Code Secs. 16600 et. seq. and 17200 et. sec., the parties agree that, during the period of Sollitto’s engagement by the Company, and for a period equal to the time during or for which payments are being made by the Company to Sollitto in accordance with this Agreement, Sollitto shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person:
               (i) Other Activities. Engage, as an officer, director, shareholder, owner, principal, partner, lender, joint venturer, employee, independent contractor, consultant, advisor, or sales representative, in any Competitive Business within the Restricted Territory;
               (ii) Solicitation of Employees. Call upon any person who is, at that time, within the Restricted Territory, an employee of the Company or any of its subsidiaries, in a managerial or supervisory capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

               (iii) Solicitation of Customers. Call upon any person who is, at that time, or who has been, within one year prior to that time, a customer of the Company or any of its subsidiaries, within the Restricted Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries within the Restricted Territory;
               (iv) Solicitation of Acquisition Candidates. Call upon any prospective acquisition candidate, on Sollitto’s own behalf or on behalf of any person, which candidate was, to Sollitto’s knowledge after due inquiry, either called upon by the Company, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.
          (b) Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them:
               (i) Competitive Business shall mean any business that is the same as, similar to, or in direct competition with the business of the Company;
               (ii) person shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever nature;
               (iii) Restricted Territory shall mean any jurisdiction in which the Company or any subsidiary of the Company maintains any facilities, sells any products, or provides any services; and
               (iv) subsidiary shall mean the Company’s consolidated subsidiaries, including corporations, partnerships, limited liability companies, and any other business organization in which the Company holds at least a fifty percent equity interest.
          (c) Enforcement. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this paragraph 3, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Sollitto agrees that the foregoing covenants may be enforced by the Company in the event of breach by Sollitto, by injunctions and restraining orders.
          (d) Reasonable Restraint. In agreeing to the period of non-competition as set forth herein, Sollitto acknowledges that he has had the opportunity to speak with counsel of his choice in connection with the force and effect of this waiver, and that he is aware that he is waiving rights under California law to contest the imposition of a non-competition agreement. In agreeing to be bound hereby, Sollitto is accepting the consideration extended to him in exchange for a knowing waiver of his rights, and as full and complete consideration for this waiver, and acknowledges the adequacy of such consideration. Both parties agree that Sollitto’s agreement to this term constitutes a substantial and material term to the Company, without which the Company would not enter into this Agreement or extend this offer of engagement to Sollitto. Sollitto agrees that the Company may seek and secure an injunction against Sollitto in order to enforce the terms hereof in the event that Sollitto breaches this provision. Sollitto acknowledges that the scope of the non-competition clause is reasonable in scope and will not preclude him from seeking gainful employment in alternative fields. To the extent that any court of competent jurisdiction determines that the non-competition provisions are unreasonable, it is the intent of the parties to enforce the terms hereof to the full extent held reasonable.
          (e) Other Activities. It is further agreed by the parties that, in the event that Sollitto shall cease to be engaged hereunder and enters into a business or pursues other activities not in competition with the Company (including the Company’s subsidiaries), or similar activities or business in locations, the operation of which, under such circumstances, does not violate this paragraph 3, and in any event such new business, activities, or location are not in violation of this paragraph 3 or of Sollitto’s obligations under this paragraph 3, if any, Sollitto shall not be chargeable with a violation of this paragraph 3 if the Company (including the Company’s subsidiaries) shall thereafter enter the same, similar, or a competitive (i) business, (ii) course of activities, or (iii) location, as applicable.
          (f) Separate Covenants. The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.
          (g) Independent Agreement. All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Sollitto against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Sollitto made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Sollitto is in violation of any provision of this paragraph 3.
     4. Term; Termination; Rights on Termination.
          (a) Term. The term of Sollitto’s engagement under this Agreement (the “Term”) shall be from the Effective Date until the date that is two years from the Effective Date. Following the end of the Term, Sollitto shall provide consulting services to the Company involving not more than ten hours in any month during which period Sollitto’s options shall remain in full force and effect.
          (b) Termination. Sollitto’s engagement under this Agreement may be terminated in any one of the followings ways:
               (i) Death of Sollitto. The engagement of Sollitto shall terminate immediately upon Sollitto’s death provided that the Company shall, for a period of 12 months following such death, pay to the estate of Sollitto an amount equal to Sollitto’s base salary and continue to pay all premiums for coverage for Sollitto’s dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company maintained at the time of Sollitto’s death.
               (ii) Disability of Sollitto. If, as a result of incapacity due to physical or mental illness or injury, Sollitto shall have been absent from Sollitto’s full-time duties hereunder for six consecutive months, then 30 days after giving written notice to Sollitto (which notice may occur before or after the end of such six month-period, but which shall not be effective earlier than the last day of such six month-period), the Company may terminate Sollitto’s engagement provided Sollitto is unable to resume Sollitto’s full-time duties at the conclusion of such notice period. Also, Sollitto may terminate Sollitto’s engagement if Sollitto’s health should become impaired to an extent that makes the continued performance of Sollitto’s duties hereunder hazardous to Sollitto’s physical or mental health or Sollitto’s life, provided that Sollitto shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within 10 days of the date of such written statement, Sollitto shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Sollitto or Sollitto’s doctor and such doctor shall have concurred in the conclusion of Sollitto’s doctor. In the event Sollitto’s engagement under this Agreement is terminated as a result of Sollitto’s disability, Sollitto shall receive from the Company, in a lump-sum payment due within 10 days of the effective date of such termination, an amount equal to the base salary payable to Sollitto pursuant to paragraph 2(a) of this Agreement, for the lesser of the time period then remaining under the Term or one year. The disability benefits provided for in this Agreement are independent of any disability insurance benefits that Sollitto receives.
          (c) Payments to Termination Date. Upon termination of Sollitto’s engagement under this Agreement for any reason provided above, Sollitto shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Sollitto only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Sollitto under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under paragraph 8 (relating to indemnification of Sollitto) and Sollitto’s obligations under paragraph 3 (relating to non-competition and non-solicitation, as applicable), paragraph 5 (relating to return of Company property), paragraph 6 (relating to inventions), and paragraph 7 (relating to trade secrets).
          (d) Mitigation. In the event Sollitto commences employment with a third party during the Term, the Company shall continue to pay Sollitto’s compensation under paragraph 2(a) for the lesser of the time period then remaining under the Term or six months.
     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Sollitto by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is collected by Sollitto shall be delivered promptly to the Company without request by it upon termination of Sollitto’s employment.
     6. Inventions. Sollitto shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Sollitto, solely or jointly with another, during the period of engagement, and which are directly related to the business or activities of the Company (or its subsidiaries), and which Sollitto conceives as a result of Sollitto’s engagement by the Company. Sollitto hereby assigns and agrees to assign all Sollitto’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, Sollitto shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.
     7. Trade Secrets. Sollitto agrees that Sollitto will not, during or after the period of engagement under this Agreement, disclose the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers, or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.
     8. Indemnification. In the event Sollitto is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Sollitto), by reason of the fact that Sollitto is or was performing services under this Agreement, then the Company shall indemnify Sollitto against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Sollitto in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Sollitto and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Sollitto agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Sollitto, Sollitto may engage separate counsel and the Company shall pay all attorneys’ fees of such separate counsel. Further, while Sollitto is expected at all times to use Sollitto’s best efforts to faithfully discharge Sollitto’s duties under this Agreement, Sollitto cannot be held liable to the Company for errors or omissions made in good faith if Sollitto has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this paragraph 8, the provision of any written indemnification agreement applicable to the directors and officers of the Company to which Sollitto shall be a party shall apply rather than this paragraph 8 to the extent inconsistent with this paragraph 8. Sollitto shall cooperate with the Company without additional compensation in any litigation involving the Company during the Term.
     9. Nondisparagement. The Company and its officers or directors on the one hand and Sollitto on the other hand shall not disparage the other. Sollitto shall cooperate in any litigation involving the Company.

     10. Assignment; Binding Effect. Sollitto understands that Sollitto is being engaged by the Company on the basis of Sollitto’s personal qualifications, experience, and skills. Sollitto agrees, therefore, Sollitto cannot assign all or any portion of Sollitto’s performance under this Agreement. Subject to the preceding two sentences and the express provisions of paragraph 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.
     11. Complete Agreement. This Agreement replaces the Employment Agreement, which shall have no further force and effect. This Agreement is not a promise of future employment. Except as specifically provided herein, Sollitto has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Sollitto and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Sollitto, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Sollitto.
     12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	1600 N. Desert Drive
Tempe, Arizona 85251
Attention: John Hodgson

To Sollitto:	To the residence address of Sollitto
as shown in the records of the Company
     Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 12.
     13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
     14. No Participation in Severance Plans. Except as contemplated by this Agreement, Sollitto acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Sollitto pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon involuntary termination of employment.
     15. Governing Law. This Agreement shall in all respects be construed according to the laws of the state of Arizona, notwithstanding the conflict of laws provisions of such state.
     16. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. This Agreement may be executed by facsimile, PDF, or other electronic means.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNTAX-BRILLIAN CORPORATION

By: Name:	/s/ James Li James Li
Its:	Chief Executive Officer

SOLLITTO:

/s/ Vincent F. Sollitto, Jr.

Vincent F. Sollitto, Jr.